Exhibit 3.2

Filed in the office of
Barbara K. Cegavske
Secretary of State
State of Nevada

Document Number
20170430933-62
Filing Date and Time
10/10/2017 12:39 PM
Entity Number
E0616432013-4

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

Nemaura Medical, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 3-6-09

CERTIFICATE OF DESIGNATION
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
NEMAURA MEDICAL, INC.
 (Pursuant to Section 78.1955 of the Nevada Revised Statutes)

1. Designation and Number.  There shall be a series of preferred stock, par value $0.001 per share, designated as “Series A Convertible Preferred Stock,” and the number of shares constituting such series shall be Two Hundred Thousand (200,000) shares.  Such series is referred to herein as the “Series A Preferred.”
2. Rank.  As to payment of individual dividends and as to distributions of assets upon liquidation or winding up of the corporation, whether voluntary or involuntary (“Distributions”) the Series A Preferred shall have superior rights to the Corporation's shares of common stock, par value $0.001 per share (the “Common Stock”).
3. No Dividends. The holders of record of shares of the Series A Preferred shall not be entitled to receive dividends.
4. Voting Rights. The Series A Preferred shall vote together as a class on all matters which adversely impact the rights or preferences of the Series A Preferred, as provided herein. Whenever holders of the Series A Preferred are required or permitted to take any action by vote, such action may be taken without a meeting by written consent, setting forth the action so taken and signed by the holders of the outstanding Series A Preferred of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
Each holder of outstanding shares of Series A Preferred shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law. In any such vote, each share of Series A Preferred shall be entitled to a number of votes equal to the number of shares of Common Stock into which the share Series A Preferred is convertible pursuant to Section 6 herein as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation's bylaws.

5. Liquidation Preference. There shall be no liquidation preference for the shares of Series A Preferred Stock.
6. Conversion. The holder of shares of Series A Preferred shall have the following conversion rights (the "Conversion Rights"):
(i) Automatic Conversion.  After all of the following events occur:(a) the sugarBEAT® device to be commercialized has  CE regulatory approval; (b) retail sales have commenced; and (c) retail sales exceed USD$5 million, which includes any advanced sales (the “Triggering Events”); the disinterested members of the Board shall confirm the satisfaction of all Triggering Events by written notice to the Corporation’s transfer agent.  On such date, the shares of Series A Preferred then outstanding shall be converted, automatically and without further action on the part of any person or the Corporation into such number of fully paid and non-assessable shares of Common Stock at a conversion ratio of 1,000-for-1 (the “Conversion Ratio”), such that each share of Series A Preferred Stock shall be convertible into 1,000 shares of Common Stock (the “Automatic Conversion Date”).
(ii) Mechanics of Automatic Conversion.  Holders of shares of the Series A Preferred so converted may deliver to the Corporation at its executive office, or to the Corporation’s transfer agent, as applicable, the certificate or certificates for the Series A Preferred Stock so converted. As promptly as practicable thereafter, the Corporation shall issue, or shall cause its transfer agent to issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Until such time as a holder of shares of the Series A Preferred shall surrender its certificates therefor as provided above, such certificates shall be deemed to represent the shares of Common Stock issuable pursuant to this Section 6(i).   The person or persons entitled to receive the shares of Common Stock issuable upon automatic conversion  of Series A Preferred shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Automatic Conversion Date.
(iii) Holders Right to Voluntarily Convert.   If by 1st February 2019, which date is subject to amendment by the Board of Directors of the Corporation,  the Triggering Events have not occurred each holder of any shares of Series A Preferred then outstanding may, at such holder's option, elect to convert (a “Voluntary Conversion”) all or any portion of the shares of Series A Preferred held by such holder into a number of fully paid and nonassessable shares of Common Stock at the Conversion Ratio then in effect.  The Voluntary Conversion of shares of Series A Preferred shall be conducted in the following manner:
(A) Holder's Delivery Requirements.  To convert shares of Series A Preferred into full shares of Common Stock on any date (the “Voluntary Conversion Date”), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed and completed notice of conversion in the form attached hereto as Exhibit A (the “Conversion Notice”), to the Corporation, and (B) surrender to a common carrier for delivery to the Corporation as soon as practicable following such Voluntary Conversion Date but in no event later than three (3) Business Days (as defined below) after such date the original certificates representing the shares of Series A Preferred being converted (or an indemnification undertaking with respect to such certificates in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”) and the originally executed Conversion Notice.  The person or persons entitled to receive the shares of Common Stock issuable upon a Voluntary Conversion of Series A Preferred shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Voluntary Conversion Date.(B) Corporation's Response.  Upon receipt by the Corporation of a facsimile copy of a Conversion Notice, the Corporation shall within three (3) Business Days send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder.  Upon receipt by the Corporation of an originally executed Conversion Notice, the Corporation or its designated transfer agent (the “Transfer Agent”), as applicable, shall, within three (3) Business Days following the date of receipt by the Corporation of the originally executed Conversion Notice (so long as the applicable Preferred Stock Certificates and original Conversion Notice are received by the Corporation on or before the third (3rd) Business Day), issue and deliver to the Depository Trust Corporation (“DTC”) account on the holder's behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Conversion Notice, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled.  Notwithstanding the foregoing to the contrary, the Corporation or the Transfer Agent shall only be required to issue and deliver the shares to the DTC on a holder's behalf via DWAC if such conversion is in connection with a sale and all requirements to effect such DWAC have been met, including, but not limited to, such shares being registered for resale pursuant to an effective registration statement and satisfaction of applicable prospectus delivery requirements, if any.  If the Corporation or the Transfer Agent cannot issue the shares to a holder via DWAC because the aforementioned conditions are not satisfied, the Corporation shall deliver physical certificates to the holder or its designee.  If the number of shares of Series A Preferred represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series A Preferred being converted, then the Corporation shall, as soon as practicable, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series A Preferred not converted.

(iv) Adjustments of Conversion Ratio.
(A) Adjustments for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding shares of Common Stock, the Conversion Ratio shall be proportionately decreased.  If the Corporation shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Ratio shall be proportionately increased.  Any adjustments under this Section 6(iv)(A) shall be effective at the close of business on the date the stock split or combination becomes effective.
(B) Adjustments for Dividends and Distributions of Common Stock.  If the Corporation shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Ratio shall be adjusted as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Ratio then in effect by a fraction:
(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and
(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.
(C) Adjustment for Merger or Reorganization, etc.  If at any time or from time to time after the Issuance Date there shall occur any reorganization, recapitalization, reclassification, consolidation, merger or other reorganization event (collectively, the “Reorganization Adjustment Event”) involving the Corporation, then, following any such Reorganization Adjustment Event, each share of Series A Preferred shall thereafter be convertible (without taking into account any limitations or restrictions on the convertibility of the shares of Series A Preferred), in lieu of the shares of Common Stock, into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred immediately prior to such Reorganization Adjustment Event would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 6(iv)(C) with respect to the rights and interests thereafter of the holders of shares of Series A Preferred, to the end that the provisions set forth in this Section 6(iv)(C) (including provisions with respect to changes in and other adjustments to the Conversion Ratio) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the shares of Series A Preferred.
7. Redemption. The Corporation shall have no rights to redeem the Series A Preferred.
8.  Transfer of Shares. A holder of shares of Series A Preferred may assign some or all of the shares and the accompanying rights hereunder held by such holder, without the consent of the Corporation; provided that such assignment is in compliance with applicable securities laws.

IN WITNESS HEREOF, Nemaura Medical, Inc. has caused this Certificate of Designation to be signed on Wednesday 4th October 2017.

_________________________________

Name: Dr Faz Chowdhury

Title:  CEO and Chairperson

EXHIBIT A
NEMAURA MEDICAL, INC.
CONVERSION NOTICE
Reference is made to the Certificate of Designation of the Series A Convertible Preferred Stock of Nemaura Medical, Inc. (the "Certificate of Designation").  In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Preferred Stock, each with a par value of $0.001 per share (the "Preferred Shares"), of Nemaura Medical, Inc., a Nevada corporation (the "Company"), indicated below into shares of Common Stock, par value $0.001 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.
Date of Conversion:
Number of Preferred Shares to be converted:
Stock certificate no(s). of Preferred Shares to be converted:
Please confirm the following information:
Conversion Price:
Number of shares of Common Stock to be issued:
Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:
Issue to:
Facsimile Number:
 Authorization:
By: ________________________________
Name:
 Title:
Dated: